SEVERANCE BENEFITS AGREEMENT

THIS SEVERANCE BENEFITS AGREEMENT ("Agreement") is entered into as of the 22nd day of November, 2010 by and between Sabra Health Care REIT, Inc. ("Employer" or "Sabra") and Michael Costa ("Employee") with reference to the following facts:

A. Employee will provide services to Employer as its Controller; and

B. In recognition of Employee's ongoing services to Sabra and the value that his services bring, Employer desires to provide Employee severance benefits on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, Employer and Employee agree as follows:

I. SEVERANCE BENEFITS.

In the event of a "Qualifying Termination" as defined in Section II, Employee shall be entitled to the severance benefits described below upon execution of Employer's then standard separation agreement and release (the "Release") and delivery of the executed Release to Employer within 21 days following the date of his Qualifying Termination.

A. Lump Sum Severance Payment. Employee shall be entitled to a lump sum severance payment in an amount equal to six (6) months (twelve (12) months following a "Change in Control" as defined in Section IV) of pay at his base salary then in effect, with such amount to be paid to Employee in the month immediately following the month in which Employees' Qualifying Termination occurs. In addition, Employee shall be entitled to a lump sum cash payment equal to a pro rata portion of the bonus he would have earned for the fiscal year in which the Qualifying Termination occurs, based on the number of days of employment during the fiscal year of termination (including holidays, vacation and sick days and weekends during the period of employment) divided by 365 or 366, as applicable which shall be paid at the time that annual bonuses are paid to senior management personnel, but in any event within seventy-four (74) days after the conclusion of the fiscal year to which such bonus relates. Any payment pursuant to this Section I.A. shall be reduced by applicable federal and state tax withholding and any other deductions authorized by Employee.

B. Group Medical Insurance. Employee's participation in Employer's group medical insurance plans shall cease as of the date of termination, except Sabra shall pay premiums pursuant to COBRA for continuing coverage under Sabra's health plans for Employee and his eligible dependents (as determined under Sabra's health plans), until the earlier of (1) the last day of the sixth month commencing on the date of termination; or (2) the date Employee or Employee's eligible dependents become eligible to participate in a plan of a successor employer.

C. **Stock Option Plans**. Employee shall be entitled to the stock options and restricted stock awards, if any, granted to Employee pursuant to Sabra's 2009 Performance Incentive Plan and any other similar stock award plan adopted by Sabra (the "Stock Plan"), as set forth in the Stock Plan, it being acknowledged that Employee's rights in and to any such stock options and restricted stock awards shall be governed solely by the terms of the Stock Plan and agreements entered into by Employee in connection therewith.

D. **Other Plans.** Except as expressly provided to the contrary in Section I. and Section V.C., upon any termination of employment, including without limitation a Qualifying Termination, Employee's right to participate in any retirement or benefit plans and perquisites shall cease as of the date of termination.

In addition to the severance benefits described above, Employer shall pay Employee the full amount of any earned but unpaid salary through the date of the Qualifying Termination, plus payment for all unused vacation (calculated on the basis of Employee's salary at the rate then in effect) that Employee has earned as of the date of such termination, less applicable federal and state tax withholding and any other deductions authorized by Employee, with such amount to be paid to Employee upon or promptly following (but in all events within 30 days after) the date of the Qualifying Termination. Payment for any unreimbursed expenses will be made in accordance with the Employer's normal practice. Employee agrees to provide documentation supporting any such expenses to Employer promptly after such expenses are incurred.

II. QUALIFYING TERMINATION.

Employee will have incurred a Qualifying Termination for purposes of this Agreement if either of the following events occurs during the term of Employee's employment.

A. **Termination by Employer**. Termination of Employee's employment by Employer other than for "Good Cause" or "Disability" (as each such term is defined in Section IV, below); or

B. **Termination by Employee**. Employee's termination of employment with Employer for "Good Reason" (as such term is defined in Section IV below).

III. EFFECT OF NON-QUALIFYING TERMINATION.

If Employee's employment with Employer terminates for any reason other than a Qualifying Termination, Employer shall pay Employee the full amount of any earned but unpaid salary through the date of such termination, plus payment for all unused vacation time (calculated on the basis of Employee's salary at the rate then in effect) that Employee has earned as of the date of such termination, with such amount to be paid to Employee upon or promptly following (but in all events within 30 days after) the date of such termination. Payment for any unreimbursed expenses shall be made in accordance

with the Employer's normal practice. Employee agrees to provide documentation supporting any such unreimbursed expenses to Employer promptly after such expenses are incurred. As of the date of such termination, Employee shall immediately relinquish the right to any additional payments of benefits from Employer under this Agreement or otherwise (other than as set forth in the Stock Plan). Employee's right to participate in any retirement or benefit plans and perquisites shall cease as of the date of termination, except as provided in Section V.C.

IV. DEFINITIONS.

The following capitalized terms shall have the meanings specified below:

A. "Good Cause" means any one of the following:

(1) Any criminal conviction of the Employee under the laws of the United States or any state or other political subdivision thereof which, in the good faith determination of the Chief Executive Officer ("CEO") of Sabra, or the CEO's designee, renders Employee unsuitable as an employee or officer of Sabra;

(2) Any act of financial malfeasance, financial impropriety or moral turpitude, as determined by the CEO or the CEO's designee, in good faith;

(3) Employee's continued failure to substantially perform the duties reasonably requested by the CEO, or the CEO's designee, and commensurate with Employee's position and within Employee's control as Controller of Sabra (other than any such failure resulting from Employee's incapacity due to Employee's Disability) after a written demand for substantial performance is delivered to Employee by the CEO, or the CEO's designee, which demand specifically identifies the manner in which the CEO or such designee believes that Employee has not substantially performed Employee's duties, and which performance is not substantially corrected by Employee within ten (10) days of receipt of such demand; or

(4) Any material workplace misconduct or willful failure to comply with Employer's general policies and procedures as they may exist from time to time by Employee which, in the good faith determination of the CEO, or the CEO's designee, renders Employee unsuitable as an employee or officer of Sabra.

B. "Disability" means Employee's inability to engage in substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last for a period of 120 substantially consecutive calendar days.

C. "Good Reason" means a resignation of Employee's employment with Sabra as a result of and within 60 days after the occurrence of any of the following without Employee's written consent:

(1) a meaningful and detrimental alteration in Employee's authority, duties or responsibilities, or a meaningful and detrimental change in Employee's reporting responsibilities, as in effect immediately prior to Employee's termination of employment;

(2) a material reduction in Employee's annual base salary as in effect immediately prior to the Employee's delivery of notice to Employer stating the basis of Employee's allegation that "Good Reason" exists (the "Good Reason Notice"), a material reduction in Employee's target annual bonus (expressed as a percentage of base salary) as in effect immediately prior to the circumstances described in the Good Reason Notice, or a material failure to provide Employee with any other form of compensation or material employment benefit being provided to Employee immediately prior to the circumstances described in the Good Reason Notice (excluding however, any reduction in the amount of any annual bonus or the granting or withholding of incentive compensation (including without limitation options or stock units) but including a reduction to the target amount of the bonus as stated above); or

(3) a material relocation of Employee's regular office worksite from Sabra's current office in Orange County, California.

Notwithstanding the foregoing, for any of the foregoing circumstances to constitute "Good Reason" hereunder, (A) Employee must deliver the Good Reason Notice to Employer within 30 days of the date on which the circumstances creating "Good Reason" have first occurred, (B) such circumstances are not corrected by Employer in a manner that is reasonably satisfactory to Employee (including full retroactive correction with respect to any monetary matter) within 30 days of Employer's receipt of the Good Reason Notice from Employee and (C) Employee thereafter resigns his employment within the 60-day period described above.

D. "**<u>Change in Control</u>**" means the occurrence of any of the following events:

(1) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Sabra (an "Acquiring Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of Sabra;

(2) a merger or consolidation of Sabra with any other corporation, other than a merger or consolidation which would result in the voting securities of Sabra outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of Sabra or the surviving entity outstanding immediately after such merger or consolidation;

(3) a sale or other disposition by Sabra of all or substantially all of its assets;

(4) during any period of not more than one (1) year (beginning on or after the Effective Date), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by Sabra's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board of Directors;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board of Directors or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to the Company ("Chapter 11 Plan"), or a liquidation under the Bankruptcy Code constitute a Change in Control and provided further that in no event shall any transaction be considered a Change in Control if it does not constitute a change in the ownership or effective control of Sabra or a change in the ownership of a substantial portion of Sabra's assets, each within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder ("Section 409A"). In addition, notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which Sabra continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by Sabra, or any transaction undertaken for the purpose of reincorporating Sabra under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of Sabra's capital stock. A Change in Control shall not, by itself, constitute Good Reason hereunder.

V. MISCELLANEOUS.

A. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed in such State.

B. Dispute Resolution; Jurisdiction. Any dispute or controversy arising in connection with this Agreement shall be settled exclusively in arbitration conducted in Orange County, California in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

C. COBRA. Following termination of participation by Employee and his eligible dependents in Employer's group medical insurance plans, Employee and

his eligible dependents may elect to continue coverage under COBRA of any health, dental and vision plans in effect at the time.

D. Legal Fees and Expenses. Employer shall pay or reimburse Employee on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by Employee as a result of any claim, action or proceeding (a) contesting, disputing, or enforcing any right, benefits, or obligations under this Agreement, or (b) arising out of or challenging the validity, advisability, or enforceability of this Agreement or any provision thereof; provided, however, that this provision shall not apply if the arbitrator(s) rule in Employer's favor with respect to Employee's claim or position.

E. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Employee (and Employee's personal representatives and heirs), Employer, or any affiliated parent or subsidiary entities, and any organization that succeeds to substantially all of the business or assets of the foregoing, or any portion thereof. For the avoidance of any doubt as to such matters, there shall be no termination of Employee's employment for purposes of this Agreement if Employee shall continue to be employed or engaged by any person or entity that purchases or otherwise succeeds to the assets of Employer, or an affiliated parent or subsidiary (or any portion thereof).

This Agreement shall inure to the benefit of and be enforceable by the Employer's successors and assigns and by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there is no such designee, to Employee's estate.

F. Effectiveness and Term. On execution by Employer and Employee, this Agreement shall be effective and shall continue so long as Employee remains employed by Employer or its successor, or the parties supersede or terminate the Agreement in writing.

G. Prior Severance Benefits Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and any prior agreement, arrangement or understanding between Employer and Employee, relating to or in connection with the possible payment of severance to Employee upon termination of his employment, is hereby terminated and superseded in its entirety by this Agreement.

H. Notices. For purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be

deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Sabra:

Sabra Health Care REIT, Inc.
Attention: Chief Financial Officer
18500 Von Karman, Suite 550
Irvine, California 92612

If to Employee:

At the address last shown on Employer's records

I. Amendments, Waivers, Etc. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

J. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

K. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

L. Source of Payments. Except as expressly provided herein, all payments provided under this Agreement shall be paid in cash from the general funds of Employer and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Employee will have no right, title, or interest whatsoever in or to any investments that Employer, or any affiliated parent or subsidiary may make to aid in meeting its obligations hereunder. To the extent that any person acquires a right to receive payment from Employer pursuant to this Agreement, such right shall be not greater than the right of an unsecured creditor whose claim arose on the date such right to receive payment arose.

M. Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

N. Section 409A.

(1) If Employee is a "specified employee" within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee's separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder) and any payment or benefit provided in Section I hereof constitutes a "deferral of compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), Employee shall not be entitled to any such payment or benefit until the earlier of: (i) the date which is six (6) months after his separation from service for any reason other than death, or (ii) the date of his death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to Employee upon or in the six (6) month period following his separation from service that are not so paid by reason of this Section V.N.(1) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee's separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of his death).

(2) To the extent that any reimbursements pursuant to Sections I.B or V.D. are taxable to Employee, any reimbursement payment due to Employee pursuant to such provision shall be paid to Employee on or before the last day of Employee's taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to Sections I.B. and V.D. are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits and reimbursements that Employee receives in any other taxable year.

(3) It is intended that any amounts payable under this Agreement and Sabra's and Employee's exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

"Employer"

SABRA HEALTH CARE REIT, INC.

By: ______________________________
Richard K. Matros
Chief Executive Officer

"Employee"

____
Michael Costa